Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268812) and Form S-8 (Nos. 333-256905, 333-139996, 333-174922, 333-188974, 333-209061 and 033-55327) of MasTec, Inc. (the "Company") of our reports dated February 29, 2024, relating to the consolidated financial statements and schedule, and the effectiveness of the Company’s internal control over financial reporting which appear in this Annual Report on Form 10-K.
/s/ BDO USA, P.C.
Miami, Florida
February 29, 2024